CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CareMax, Inc. of our report dated March 16, 2022, except for the effects of the restatement disclosed in Note 2 as to which the date is March 29, 2023, appearing in CareMax, Inc's consolidated financial statements included in the Form 10-K/A filed on March 29, 2023, relating to the consolidated financial statements of CareMax, Inc., as of and for the year ended December 31, 2021 which appears in CareMax, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey

May 16, 2023